Exhibit 99.1

December 31, 2008

To Our Shareholders:

As 2008 comes to a close, we take this opportunity to provide you with your fourth quarter dividend of $.04 per share.  This brings our total dividend for the year to $.40 per share compared to $.48 in 2007.

While it is not our preference to reduce dividends, like many financial institutions and businesses in general, our operations have been impacted by the economic downturn our nation is facing and the payment of reduced dividend is consistent with these conditions as well as the best long-term interests of the organization.

Although income for the year has not yet been finalized, we do expect to report lower earnings in 2008 than in previous years due to abnormally high credit losses and a reduction in our net interest margin.  Nonetheless, Citizens continues to be well capitalized and we are working diligently to ensure we properly position the company for long-term success in any economic climate.

You may obtain copies of our financial reports throughout the year by accessing our website at www.citizensnationalbank.com and clicking on investor relations.  In the event you do not have internet access, you may obtain this information by contacting our Treasurer, Thomas Derbyshire, at (304) 636-4095.  We will also be providing all of our shareholders with a complete financial report prior to our next annual shareholders meeting.

We appreciate your investment in Citizens Financial Corp. and we thank you for your confidence and trust.

Sincerely,

/s/ Max L. Armentrout	/s/ Robert J. Schoonover

Max L. Armentrout	Robert J. Schoonover
Chairman of the Board	President and Chief Executive Officer

FORWARD LOOKING STATEMENTS

This correspondence contains forward looking statements which reflect our current expectations based on information available to us.  These forward looking statements involve uncertainties related to the general economic conditions in our nation and other broad based issues such as interest rates and regulations as well as to other factors which may be more specific to our own operations.  Forward looking statements can be identified by words such as “may”, “will”, “expect”, “anticipate”, “believe”, “estimate”, “plans”, “intends”, or similar words.  We do not attempt to update any forward looking statements.  We include them pursuant to applicable safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  When considering forward looking statements, you should keep in mind the cautionary statements in our SEC filings, including the “Risk Factors” section on Item 1A of our 2007 Annual Report on Form 10-K.  Although we believe the expectations reflected in our forward looking statements are reasonable, actual results could differ materially.